Exhibit 99.1
HCC ANNOUNCES INTENT TO REDEEM
2% CONVERTIBLE NOTES
HOUSTON (Sep 10, 2007)
HCC Insurance Holdings, Inc. (NYSE Symbol: HCC) announced today that it had notified the trustee for its 2% Convertible Notes of its intent to redeem the remaining outstanding balance of approximately $170.3 million. Settlement of the redemption of these Notes, with accumulated interest, is expected to occur in approximately 30 days.
HCC’s Chief Executive Officer, Frank J. Bramanti commented, “As part of our active evaluation of our capital structure, our Board of Directors decided it was appropriate to redeem this convertible issue. The Company will fund this redemption with an advance under its bank syndicated line of credit.”
Headquartered in Houston, Texas, HCC is a leading international specialty insurance group with offices across the United States and in Bermuda, Spain, Ireland and the United Kingdom. HCC has assets exceeding $7.9 billion, shareholders’ equity of $2.2 billion and is rated AA (Very Strong) by Standard & Poor’s and A+ (Superior) by A.M. Best Company.
For more information, visit our website at www.hcc.com.

Contact:	Barney White
HCC Insurance Holdings, Inc.
Telephone: (713) 744-3719
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.